Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Lamar Advertising Company
We consent to the use of our reports (a) dated February 27, 2009, except for notes 1, 2, 8, 11, 19, 21 and 22 which are as of July 27, 2009, with respect to the consolidated balance sheets of Lamar Advertising Company and subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three year period ended December 31, 2008, and the related financial statement schedule and the effectiveness of internal control over financial reporting, and (b) dated February 27, 2009, with respect to the consolidated balance sheets of Lamar Media Corp. and subsidiaries as of December 31, 2008 and 2007 and the related statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three year period ended December 31, 2008 and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference.
/s/ KPMG LLP
Baton Rouge, LA
July 30, 2009